Exhibit 99.1

Geron and Exeter Life Sciences Form Joint Venture for Licensing Animal Cloning Technologies

     MENLO PARK, Calif. & PHOENIX--(BUSINESS WIRE)--April 6, 2005--Geron Corporation (Nasdaq:GERN) and Exeter Life Sciences, Inc. announced today the formation of stART Licensing, Inc., a new company that will manage and license a broad portfolio of intellectual property rights related to animal reproductive technologies. This unique portfolio includes the foundational nuclear transfer cloning technology that was developed at the Roslin Institute for the cloning of Dolly the sheep.
     Through the creation of the stART Licensing joint venture the leading intellectual property for animal cloning, including the full breadth of rights under the Roslin technology, will be combined under one roof.
     Geron is contributing patent rights to stART, including rights to the Roslin technology and patents to related developments arising from animal cloning work that Geron funded at the Roslin Institute. Exeter is contributing rights acquired from PPL Therapeutics, Inc. to use the Roslin technology for producing proteins in milk of animals, as well as rights to other cloning technologies, including chromatin transfer, a technology developed at the University of Massachusetts. Exeter will provide initial capital for the company's operations, as well as management services. Geron and Exeter will hold 49.9% and 50.1% stakes in stART, respectively. In addition, Geron will receive up-front cash and milestone payments. Geron and Exeter will receive distributions of profits from stART proportionate to their equity interests.
     "We are very pleased to announce the formation of stART with Exeter as our partner," said David J. Earp, Geron's chief patent counsel and senior vice president of business development. "Given Geron's focus on the development of our human oncology and stem cell products, we made the strategic choice to put our animal cloning assets into a dedicated joint venture. Exeter was the clear partner of choice, bringing expertise in animal cloning and experience using the Roslin technology. In addition, Exeter has acquired exclusive rights for making proteins in milk using the Roslin technology; these rights were previously exclusively licensed from Roslin to PPL but will now be made broadly available through stART."
     "We see great potential for animal biotechnology both in human health and agricultural product applications, and a parallel opportunity for providing enabling technology rights to companies developing these products," said Jonathan Thatcher, chief executive officer of Exeter. "stART will serve as a global clearing house for rights to these advanced reproductive technologies."
     Recent successes by Geron in three patent interferences bring further clarity to the patent landscape, demonstrating the strength of the Roslin patent portfolio held by stART. In each case the Board of Patent Appeals and Interferences of the U.S. Patent and Trademark Office issued final judgments in favor of Geron, invalidating animal cloning patents held by Advanced Cell Technology (ACT) and Infigen. ACT has appealed one of the two judgments against it, and the other may still be appealed.
     Dr. Scott Davis, founder and former head of ViaGen, will be the president of stART. Dr. Davis was chair of the genetics faculty at Texas A&M University and a professor there for 12 years. Dr. Davis will oversee stART's intellectual property investment and licensing strategy.
     "stART will focus on generating revenues through an active and broad licensing program," said Dr. Davis, president of the new joint venture. "By offering companies and academic institutions access to enabling rights from the Roslin patent portfolio, coupled with the most promising cloning improvements, we can enable best practices, accelerating research and product development in this field."
     The technology that stART offers has the potential to impact many fields of biotechnology product development. For human medicine, cloning may be used to develop animals that secrete therapeutic proteins in their milk, that produce humanized antibodies for use as vaccines or that produce animal tissues modified for xenotransplantation. In agriculture, cloning can be used to improve health, quality and consistency of animal herds more quickly than is possible through conventional breeding.

     About Exeter Life Sciences

     Exeter Life Sciences, Inc. delivers innovative services that improve the health of people, enhance the breeding of animals, and utilize biotechnology to create environmentally-friendly agricultural products. Through its three subsidiary companies, Kronos Incorporated, ViaGen, and Arcadia Biosciences, Exeter is regarded as one of the nation's most advanced scientific advisory companies.

     About Geron Corporation

     Geron is a biopharmaceutical company developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase;
ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.
     This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for future capital and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2004.


     CONTACT: Geron Corporation
              David L. Greenwood, 650-473-7765
                or
              stART Licensing & Exeter Life Sciences
              Suzanne Turner or Brian Duss, 202-466-9633 brian@turnerstrategies.com